File No. 70-8693

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         Post-Effective Amendment No. 4
                                       to
                                    FORM U-1

                           APPLICATION OR DECLARATION
                                      under
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                                      ***
                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                             AEP GENERATING COMPANY
                     1 Riverside Plaza, Columbus, Ohio 43215

                            APPALACHIAN POWER COMPANY
                 40 Franklin Road, S.W., Roanoke, Virginia 24011

                         COLUMBUS SOUTHERN POWER COMPANY
                  215 North Front Street, Columbus, Ohio 43215

                         INDIANA MICHIGAN POWER COMPANY
           One Summit Square, P. O. Box 60, Fort Wayne, Indiana 46801

                             KENTUCKY POWER COMPANY
                  1701 Central Avenue, Ashland, Kentucky 41101

                             KINGSPORT POWER COMPANY
                 40 Franklin Road, S. W. Roanoke, Virginia 24011

                               OHIO POWER COMPANY
                 301 Cleveland Avenue, S. W., Canton, Ohio 44701

                             WHEELING POWER COMPANY
                 51 Sixteenth St., Wheeling, West Virginia 26003
               (Name of company or companies filing this statement
                  and addresses of principal executive offices)
                                      ***
                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                 (Name of top registered holding company parent
                         of each applicant or declarant)
                                      ***
                              A. A. Pena, Treasurer
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215

               John F. DiLorenzo, Jr., Associate General Counsel
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                    1 Riverside Plaza, Columbus, Ohio 43215
                    (Names and addresses of agents for service)



     American Electric Power Company, Inc. ("American"), AEP Generating Company ("Generating"), Appalachian Power Company ("Appalachian"), Columbus Southern Power Company ("Columbus"), Indiana Michigan Power Company ("Indiana"), Kentucky Power Company ("Kentucky"), Kingsport Power Company ("Kingsport"), Ohio Power Company ("Ohio") and Wheeling Power Company ("Wheeling") (collectively, "the Companies") propose to amend their Application/Declaration on Form U-1 in File No. 70-8693.

      Background: By Order dated May 4, 1998 (HCAR No. 35-26867) in this File, the Companies were authorized to incur short-term indebtedness, through December 31, 2003, through the issuance and sale of short-term notes to banks and commercial paper to dealers in commercial paper in aggregate amounts not to exceed the following:

        Company                        Amount

      American                      $500,000,000
      Appalachian                    325,000,000
      Columbus                       300,000,000
      Indiana                        300,000,000
      Kentucky                       150,000,000
      Generating                     100,000,000
      Kingsport                       30,000,000
      Ohio                           400,000,000
      Wheeling                        30,000,000
            Total:                $2,135,000,000

      The Companies propose to amend this filing to increase the amount of short-term debt authorized from $2,135,000,000 to $2,460,000 as follows:

        Company                         Amount

      American                      $500,000,000
      Appalachian                    325,000,000
      Columbus                       350,000,000
      Indiana                        500,000,000
      Kentucky                       150,000,000
      Generating                     125,000,000
      Kingsport                       30,000,000
      Ohio                           450,000,000
      Wheeling                        30,000,000
            Total:                $2,460,000,000

      Therefore, the application on Form U-1 is amended as follows:
     1. The first paragraph of ITEM 1 DESCRIPTION OF TRANSACTIONS is hereby amended to read as follows:

A.    Short-Term Indebtedness

      The Companies hereby request authorization to incur short-term indebtedness, from time to time during the period through December 31, 2003, through the issuance and sale of notes to banks and commercial paper to dealers in commercial paper and AEP Generating Company ("Generating"), Kingsport Power Company ("Kingsport"), and Wheeling Power Company ("Wheeling") request authorization to incur short-term indebtedness during such period through the issuance and sale of notes to banks, as funds may be required, in an aggregate amount not to exceed the amounts outstanding at any one time as follows:

      Company                          Amount
      -------                          ------
      American                      $500,000,000
      Appalachian                    325,000,000
      Columbus                       350,000,000
      Indiana                        500,000,000
      Kentucky                       150,000,000
      Generating                     125,000,000
      Kingsport                       30,000,000
      Ohio                           450,000,000
      Wheeling                        30,000,000

      2. Section E in ITEM 1 COMPLIANCE WITH RULE 54 is amended by restating such section as follows:

E.    Compliance with Rule 54

      Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO"), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.

      Rule 53(a)(1). As of March 31, 1999, American, through its subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $823,265,000. This investment represents approximately 48.6% of $1,693,698,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended March 31, 1999.

      Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).

      Rule 53(a)(3). No more than 2% of the employees of the operating company subsidiaries of American will, at any one time, directly or indirectly, render services to any FUCO.

      Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's operating company subsidiaries.

      Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,693,698,000) represented an increase of approximately $19,477,000 (or 1%) in the average consolidated retained earnings from the previous four quarterly periods ($1,674,221,000); and (iii) for the fiscal year ended December 31, 1998, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs

      American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of American's application for the 100% Order, the Commission reviewed American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the operating company subsidiaries or their customers, or on the ability of state commissions to protect the operating company subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicant should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings.

      3. ITEM 5 PROCEDURE is amended by restating such section as follows:
ITEM 5. PROCEDURE. It is requested, pursuant to Rule 23(c) of the
Rules and Regulations of the Commission, that the Commission's Order granting this Post-Effective Amendment to its Application or Declaration on Form U-1 be issued on or before July 15, 1999. American, Appalachian, Columbus, Generating, Indiana, Kentucky, Kingsport, Ohio and Wheeling waive any recommended decision by a hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective, since it is desired that the
Commission's  Order,  when  issued,   become  effective   forthwith.   American,
Appalachian, Columbus, Generating, Indiana, Kentucky, Kingsport, Ohio and Wheeling consent to the Office of Public Utility Regulation assisting in the preparation of the Commission's decision and/or Order in this matter, unless the Office of Public Utility Regulation opposes the matters covered by this Application or Declaration on Form U-1.

      4. By supplying the following Financial Statements in ITEM 6 EXHIBITS AND FINANCIAL STATEMENTS

      (b)  Financial Statements:

            1. Balance Sheets as of March 31, 1999, and Statements of Income and Retained Earnings for the 12 months ended March 31, 1999, of American and its subsidiaries consolidated and of Generating, Appalachian, Columbus, Indiana, Kentucky, Kingsport, Ohio and Wheeling (to be filed by amendment).

            2. Revised Funds Flow Statements for Columbus, Generating, Indiana and Ohio for the years 1999, 2000, 2001, 2002 and 2003.


                                   SIGNATURES

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                              AMERICAN ELECTRIC POWER COMPANY, INC.
                              AEP GENERATING COMPANY
                              APPALACHIAN POWER COMPANY
                              COLUMBUS SOUTHERN POWER COMPANY
                              INDIANA MICHIGAN POWER COMPANY
                              KENTUCKY POWER COMPANY
                              KINGSPORT POWER COMPANY
                              OHIO POWER COMPANY
                              WHEELING POWER COMPANY

                              By:       /S/ A. A. Pena
                                           Treasurer
Dated:  May 28, 1999